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DOLLAR GENERAL BOARD OF DIRECTORS DECLARES DIVIDEND

GOODLETTSVILLE, Tenn. – November 18, 2005 – Dollar General Corporation (NYSE: DG) today announced that its board of directors declared a dividend of $0.045 per share, payable January 12, 2006, to common shareholders of record on December 29, 2005.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 7,821 neighborhood stores as of October 28, 2005.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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